Fold Announces Date of 2026 Annual Meeting of Shareholders

PHOENIX, February 13, 2026 -- Fold Holdings, Inc. (NASDAQ: FLD) (“Fold” or the “Company”), a bitcoin financial services company making it easy for individuals to earn, save and spend bitcoin through everyday financial tools, today announced that its Board of Directors (the “Board”) has set the date for the Company’s 2026 annual meeting of shareholders for May 19, 2026 at 12:00 p.m. Eastern Time. The meeting will be held virtually. Additional details regarding the annual meeting will be set forth in the Company’s definitive proxy statement for the annual meeting to be filed with the Securities and Exchange Commission.

The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting will be the close of business on March 24, 2026.

About Fold

Fold (NASDAQ: FLD) is the first publicly traded bitcoin financial services company, making it easy for individuals and businesses to earn, save, and use bitcoin. Fold is at the forefront of integrating bitcoin into everyday financial experiences. Through innovative products like the Fold App, Fold Bitcoin Gift Card™, and Fold Debit Card™, the company is building the bridge between traditional finance and the bitcoin-powered future.

For investor inquiries, please contact:

Orange Group

Samir Jain, CFA

FoldIR@orangegroupadvisors.com

For media inquiries, please contact:

Jessica Starman, MBA

media@foldapp.com